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                                                                    EXHIBIT 23.2


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



We consent to the reference to our firm under the caption "Experts" in the Amendment No. 1 to the Registration Statement (Form S-3) and related Prospectus of Questcor Pharmaceuticals, Inc. for the registration of 1,225,000 shares of its common stock and to the incorporation by reference therein of our report dated February 16, 2001 (except for Note 1, paragraph 3 and 5, and Note 13, as to which the date is April 12, 2001), with respect to the consolidated financial statements and schedule of Questcor Pharmaceuticals, Inc. included in its Annual Report (Form 10-K/A) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.



                                               ERNST & YOUNG LLP
Palo Alto, California

July 6, 2001